Exhibit 10.20

PERFORMANCE STOCK OPTION AGREEMENT

THIS GRANT is hereby made effective as of the Grant Date set forth on the schedule attached hereto as Schedule A (“Schedule A”, such date, the “Grant Date”) by and between Nielsen Holdings plc, a company incorporated under the laws of England and Wales, having its registered office in the United Kingdom (hereinafter referred to as the “Company”), and the individual whose name is set forth on Schedule A hereof, who is in the Employment of the Company or a Subsidiary (hereinafter referred to as the “Optionee”). Any capitalized terms herein not otherwise defined in this Agreement shall have the meaning set forth in the Amended and Restated Nielsen 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or any Subsidiary, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1.   Cause

“Cause” shall mean “Cause” as defined in the severance plan or policy of the Company in which the Optionee is a participant on the Grant Date.

Section 1.2.   Good Reason

“Good Reason” shall mean “Good Reason” as defined in the severance plan or policy of the Company in which the Optionee is a participant on the Grant Date, as such definition is applicable to the Optionee based on the level at which the Optionee participates thereunder on the Grant Date.

Section 1.3.   Option

“Option” shall mean the right and option to acquire, on the terms and conditions set forth in Section 3.1, all or any part of an aggregate of the number of Shares, as shall be evidenced by entry in the Company’s shareholder register, set forth on Schedule A.

Section 1.4.   Permanent Disability

“Permanent Disability” shall mean “Disability” as defined in the severance plan or policy of the Company in which the Optionee is a participant on the Grant Date.

Section 1.5.   Retirement

“Retirement” shall mean (a) any statutorily mandated retirement date required under laws applicable to the Optionee or (b) such other retirement date (which date may vary by Optionee) as may be approved by the Committee or a designated officer of the Company, as delegated in accordance with the Plan.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.   Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee an Option upon the terms and conditions set forth in this Agreement.

Section 2.2.   Exercise Price

Subject to Section 2.4, the exercise price of the Shares covered by the Option (the “Option Price”) shall be as set forth on Schedule A.

Section 2.3.   No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or a Subsidiary, or an offer letter provided by the Company or a Subsidiary to the Optionee.

Section 2.4.   Adjustments to Option

The Option shall be adjusted pursuant to Section 10(a) of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.   Commencement of Exercisability

(a)The Option shall be subject to both performance and service vesting conditions as described in Sections 3.1(b) and (c) below, and will only be vested and exercisable with respect to any of the Shares subject thereto when both the performance and service conditions have been achieved with respect to such Shares (except as otherwise provided in this Section 3.1).

(b)The Option will satisfy the performance vesting component (the “Performance Vesting Condition”) with respect to 100% of the Shares subject thereto if, on or prior to the Share Price Goal End Date set forth on Schedule A, the closing price for one Share as listed on the New York Stock Exchange has equaled or exceeded the Share Price Goal set forth on Schedule A for a period greater than or equal to 21 consecutive trading days.  If the Performance Vesting Condition has not been achieved on or prior to the Share Price Goal End Date (and provided that the Option has not otherwise become vested and exercisable in connection with an earlier Change in Control or the Optionee’s termination of employment due to death or Permanent Disability), the Option shall be automatically cancelled without payment upon the Share Price Goal End Date.

(c)Except as otherwise provided in this Section 3, the Shares subject to the Option will satisfy the service vesting component (the “Service Vesting Condition”) with respect to one-third (1/3rd) of the Shares subject thereto based on the Optionee’s continued employment with the Company or any Subsidiary through each of the Service Vesting Dates set forth in Schedule A (each such date, a “Service Vesting Date”).

(d)Upon a Change in Control that occurs on or prior to the Share Price Goal End Date, the Option (to the extent it then remains outstanding) shall be deemed to have satisfied the Performance Vesting Condition, and (i) if the Option is not assumed, continued, or substituted by the Company or its successor as provided in Section 10 of the Plan and the Optionee is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then, on the effective date of the Change in Control, the Option shall become immediately fully vested and exercisable with respect to 100% of the Shares subject thereto and (ii) if the Option is so assumed, continued or substituted by the Company or its successor, then the Option shall remain subject to satisfaction of the Service Vesting Condition; provided, that, if, prior to the final Service Vesting Date, the Optionee’s employment with the Company and its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Optionee for Good Reason, or terminates due to the Optionee’s death, Permanent Disability or Retirement, then the Option shall become immediately fully vested and exercisable with respect to 100% of the Shares subject thereto effective upon the date of such termination of employment.

(e)Upon a termination of the Optionee’s Employment for any reason (other than for Cause by the Company or any Subsidiary, without Good Reason by the Optionee or due to the Optionee’s  death or Permanent Disability) prior to a Change in Control, (i) if the Performance Vesting Condition has been satisfied on or prior to the date of such termination of Employment, a pro-rata portion of the Shares subject to the Option that would, but for such termination, be scheduled to satisfy the Service Vesting Condition on the next Service Vesting Date following such termination of Employment will be deemed to have satisfied the Service Vesting Condition upon such termination date, with such pro-rata portion determined based on the number of days the Optionee was employed by the Company or any of its Subsidiaries since the immediately prior Service Vesting Date, relative to 365 days and (ii) if the Performance Vesting Condition has not been satisfied on or prior to the date of such termination of Employment, that portion of the Option that has satisfied the Service Vesting Condition on or prior to the date of termination plus a pro-rata portion of the Shares subject to the Option that would, but for such termination, be scheduled to satisfy the Service Vesting Condition on the next Service Vesting Date following such termination of Employment, with such pro-rata portion determined based on the number of days the Optionee was employed by the Company or any of its Subsidiaries since the immediately prior Service Vesting Date, relative to 365 days (such portions of the Option, collectively, the “Service Vested Portion”), shall remain outstanding following such termination and shall vest and become exercisable on the date on which the Performance Vesting Condition is satisfied; provided, that, if the Performance Vesting Condition is not satisfied on or prior to the Share Price Goal End Date, the Service Vested Portion shall be automatically cancelled without payment upon the Share Price Goal End Date.

(f)Upon the Optionee’s death or Permanent Disability prior to a Change in Control while the Option remains outstanding, the Option shall become immediately fully vested and exercisable with respect to 100% of the Shares subject thereto, without regard to whether either the Service Vesting Condition or Performance Vesting Condition has been satisfied at the time of such termination of Employment.

(g)Notwithstanding the foregoing, no portion of the Option shall become exercisable as to any additional Shares (which do not otherwise become exercisable in accordance with Sections 3.1(d), (e), or (f) above) following the Optionee’s termination of Employment for any reason and any portion of the Option which is unexercisable as of the Optionee’s termination of Employment, shall be immediately cancelled without payment therefor. Accordingly, except as is provided in Sections  3.1(d) and (f), if at the time of the Optionee’s termination, the Performance Vesting Condition has not been satisfied, then the Option shall automatically expire without becoming exercisable even if all or a portion of the Option has satisfied the Service Vesting Condition.

Section 3.2.   Expiration of Option

The Optionee may not exercise any portion of the Option to any extent after the first to occur of the following events:

(a)The seventh anniversary of the Grant Date; provided that the Optionee remains in the Employment of the Company or any Subsidiary through such date;

(b)Six months after (i) the Optionee’s Employment is terminated by the Company and all its Subsidiaries without Cause or the Optionee terminates employment for Good Reason (unless earlier terminated as provided in Section 3.2(g) below) or (ii) solely in the case of the Service Vested Portion, if such Service Vested Portion becomes vested and exercisable following such termination pursuant to Section 3.1(e), the date on which the Service Vested Portion vests and becomes exercisable;

(c)The first anniversary of the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(g) below);

(d)Unless earlier terminated as provided in Section 3.2(g) below, three months after the Optionee’s termination of Employment without Good Reason (other than due to death or Permanent Disability) unless, in the Company’s sole determination, such termination is in connection with the rendering of services (as proprietor, investor, director, officer, employee, consultant, partner or otherwise) to any business that competes with the business of the Company, in which event the Option shall expire immediately upon termination of employment with the Company;

(e)Immediately upon the date of the Optionee’s termination of Employment with the Company and all its Subsidiaries for Cause;

(f)Immediately upon the date of the Optionee’s termination of Employment for any reason other than by reason of death or Permanent Disability if the Performance Vesting Condition has not been satisfied as of the date of such termination; or

(g)At the discretion of the Company, if the Committee so determines pursuant to Section 10 of the Plan.

Notwithstanding anything set forth in this Section 3.2 to the contrary, in the event any vested and exercisable portion of the Option is scheduled to expire pursuant to any of Sections 3.2(a), (b), (c) or (d) above, and the Option Price is at least $0.10 less than the Fair Market Value on the applicable expiration date, then on the date that such exercisable portion of the Option is scheduled to expire, such exercisable portion of the Option (to the extent not previously exercised by the Optionee) shall be automatically exercised on behalf of the Optionee and the net number of Shares resulting from such automatic exercise (after deduction for payment of the exercise price and withholding taxes) shall be delivered to the Optionee as soon as practicable thereafter.

For purposes of the foregoing, to the extent the Optionee is employed outside of the United States, the date on which the Optionee’s Employment terminates shall be the earliest of (i) the date on which the Company, or the Subsidiary that employs him, provides the Optionee with notice of termination of Employment, (ii) the last day of the Optionee’s active service with the Company and its Subsidiaries; or (iii) the last day on which the Optionee is an employee of the Company or the Subsidiary that employs him, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.   Person Eligible to Exercise

During the lifetime of the Optionee, only he may exercise the Option or any portion thereof.  After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then-applicable laws of descent and distribution.

Section 4.2.   Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, that any partial exercise shall be for whole Shares only.

Section 4.3.   Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the designated individual at the Company or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)Notice from the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules, policies, and procedures established by the Committee;

(b)Full payment (in cash or by check or by a combination thereof) for the Shares with respect to which the Option or portion thereof is exercised (the “net settlement” feature as described in the Plan shall not be permitted);

(c)Full payment (in cash or by check or by a combination thereof) of all amounts which, under applicable law, the Company is required to withhold upon exercise of the Option; and

(d)In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of the Option does not violate the Securities Act of 1933, as amended.

Section 4.4.   Conditions to Issuance of Shares

The Shares issuable upon the exercise of the Option, or any portion thereof, shall not be required to be so physically issued to the Optionee.  For the avoidance of doubt,
Shares shall be deemed to have been issued when evidenced by entry in the Company’s shareholder register.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for Shares acquired upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)The obtaining of approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and the Company and the Optionee shall each use reasonable efforts to obtain all such clearances and approvals as soon as reasonably practicable); and

(b)The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.   Rights as Shareholder

The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares he may be issued upon the exercise of the Option or any portion thereof unless and until such Shares shall have been issued as evidenced by entry in the Company’s shareholder register upon satisfaction of the conditions set forth in Section 4.4.

ARTICLE V

MISCELLANEOUS

Section 5.1.   Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.   Option Not Transferable

Subject to applicable law to the contrary, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or to a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Optionee, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

Section 5.3.   Notices

Any written notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the designated individual, and any notice to be given to the Optionee shall be addressed to him at the address on file at the Company; provided that notice may be provided electronically by complying with any applicable rules, policies, and procedures established by the Committee. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it or him.  Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by notice under this Section 5.3 that complies with any applicable rules, policies, and procedures established by the Committee. Written notice, if permitted by the Committee, shall have been deemed duly given, in each case as follows: (a) upon electronic confirmation of facsimile, (b) one business day following the date sent when sent by overnight delivery and (c) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

Section 5.4.   Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.   Applicability of Plan

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.6.   Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.   Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

Section 5.8.   Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within the Borough of Manhattan, in the City of New York, New York.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses.  Notwithstanding anything herein to the contrary, if the Optionee’s employment agreement or offer letter contains a similar provision relating to arbitration and/or dispute resolution, such provision in the employment agreement or offer letter shall govern any controversy hereunder.

Section 5.9.   Code Section 409A

Notwithstanding any other provisions of this Agreement or the Plan, the Option granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Optionee.  In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Optionee to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Optionee incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Optionee’s termination of Employment with the Company the Optionee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Optionee) until the date that is six months following the Optionee’s termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).  The Optionee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Optionee in connection with the Option (including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold the Optionee (or any beneficiary) harmless from any or all of such taxes or penalties.  If the Option is considered “deferred compensation” subject to Section 409A, references in this Agreement and the Plan to “termination of Employment” and “separation from service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each payment that may be made in respect of the Option is designated as a separate payment.

Section 5.10.   Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.11.   No Acquired Rights

In participating in the Plan, the Optionee acknowledges and accepts (i) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Optionee to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Optionee further acknowledges and accepts that (a) such Optionee’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the Options or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Optionee or the Optionee’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (c) the termination of the Optionee’s employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Optionee no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

Section 5.12.   Confidential Information; Non-Compete; Non-Solicitation

The Optionee acknowledges and agrees that the Optionee is bound by and will comply with the restrictive covenants and obligations contained in the Appendix to this Agreement, which covenants and obligations are incorporated herein by reference and made a part of this Agreement.

Section 5.13.   Data Privacy

If the Optionee is employed outside the European Economic Area and consent is needed for the collection, processing or transfer of his personal data under applicable local law, the Optionee hereby consents for the purposes of the Plan.

For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, the Company will separately provide the Optionee with information on the collection, processing and transfer of his personal data, including the grounds for processing.

Section 5.14.   Forfeiture of Grant

If the Optionee does not sign and return this Agreement within six months following the Grant Date, this Option shall be forfeited and shall be of no further force and effect.

NIELSEN HOLDINGS PLC

By: Nancy Ramsey Phillips
Chief Human Resources Officer

OPTIONEE:

Participant name

Online grant acceptance satisfies signature
Requirement

Schedule A

Name of Optionee:	Participant Name

Grant Date	Grant Date

Aggregate number of Shares
for which the Option granted
hereunder is exercisable:	Number of shares granted

Option Price per Share:	Grant price

Share Price Goal End Date:	[October 26, 2021]

Share Price Goal:	$[XX][1]

First Service Vesting Date:	[October 26, 2019]

Second Service Vesting Date:	[October 26, 2020]

Third Service Vesting Date:	[October 26, 2021]

Vesting on a “Change in Control”:	Per Section 3.1(d) of the Agreement.

[1]	Dollar amount equal to 25% above the average closing price per share of Company stock on October 26, 2018, as quoted on the New York Stock Exchange.

APPENDIX

Confidential Information; Non-Compete; Non-Solicitation

1.In consideration of the Company entering into this Agreement with the Optionee, the Optionee shall not, directly or indirectly, (i) at any time during or after the Optionee’s employment with the Company or any of its subsidiaries, parents or affiliates (collectively, “Nielsen”), disclose any Confidential Information (as defined below) except (A) when required to perform his or her duties to Nielsen; (B) as required by law or judicial process; or (C) in connection with any Protected Activity (as defined below) by the Optionee; or (ii) at any time during the Optionee’s employment with Nielsen and for a period of 12 months thereafter or, if the Optionee’s employment with Nielsen is terminated under circumstances that entitle the Optionee to receive severance under any severance plan, policy or agreement with Nielsen applicable to the Optionee at the time of such termination, for the duration of the applicable severance period under such plan, policy or agreement if such severance period is longer than 12 months (with, for the avoidance of doubt, the severance period for any lump sum severance payment being equal to the number of months of base salary being paid in such lump sum (for example, 1.5x base salary equates to a severance period of 18 months)) (A) associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner or otherwise) or render services to any business that competes with the business of Nielsen, in any geographic or market area where Nielsen conducts business or provides products or services (or which the Optionee has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months); provided, that nothing herein shall be deemed to prohibit the Optionee’s ownership of not more than 2% of the publicly-traded securities of any competing business; (B) induce, influence, encourage or solicit in any manner any (x) client or prospective client with which the Optionee had interactions in connection with his/her employment in the 18 months prior to termination of the Optionee’s employment with Nielsen, or (y) vendor or supplier of Nielsen, to cease or reduce doing business with Nielsen or to do business with any business in competition with the business of Nielsen; (C) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Optionee’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with Nielsen; or (D) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Optionee’s employment.  The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Optionee and the Company or any subsidiary or affiliate thereof are parties.  For purposes of this agreement, the “business of Nielsen” means consumer purchasing measurement and analytics, media audience measurement and analytics, and any other line of business in which Nielsen is engaged at the time of the termination of the Optionee’s employment (or which the Optionee has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months).  If the Optionee is primarily providing services in California at the time the Optionee’s employment with Nielsen terminates, then sub-clauses (A), (B) and (D) of clause (ii) of this Section 1 shall not apply following such termination.  If the Optionee lived or provided services in Massachusetts for at least thirty (30) days immediately preceding the Optionee’s termination, then sub-clause (A) of clause (ii) of this Section 1 shall not apply following such termination.

2. “Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by Nielsen in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development.  Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant or any breach of other confidentiality obligations by the Optionee, employees or third parties.

3.If the Optionee performs services for an entity other than Nielsen at any time prior to the end of the 12-month post-termination period or, if longer, the applicable severance period (whether or not such entity is in competition with Nielsen), the Optionee shall notify the Company on or prior to the commencement thereof.  To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

4.If at any time a court holds that the restrictions stated in Section 1 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Section 1 shall be given full effect without regard to the invalid portion.  Because the Optionee’s services are unique and because the Optionee has had and will continue to have access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, Nielsen or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security); and (ii) may require the Optionee (A) to forfeit any vested or unvested portion of the Grant and to return all Shares previously issued to the Optionee under the Grant (“Grant Shares”); and (B) to pay to Nielsen the full value of any consideration received for the Grant Shares that were previously sold by the Optionee or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of the Grant Shares).

5.The Optionee acknowledges that the restrictions in Section 1 above are not greater than required to protect Nielsen’s legitimate business interests, including without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity.  The Optionee further acknowledges that, viewed separately or together, the restrictions in Section 1 above do not unfairly or unreasonably restrict the Optionee’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Optionee.

6.Protected Activity.  Nothing in this Agreement shall prohibit or impede the Optionee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Optionee authorized to disclose any information covered by Nielsen’s attorney-client privilege or attorney work product, or Nielsen’s trade secrets, without Nielsen’s prior written consent.  The Optionee does not need the prior authorization of (or to give notice to) Nielsen regarding any communication, disclosure, or activity described in this paragraph.